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EXHIBIT 21

WALTER ENERGY, INC.
Subsidiaries List

The following is a list of subsidiaries of the Company as of February 26, 2010.

Name of Subsidiary or Organization	Jurisdiction of Incorporation
Black Warrior Methane Corp.(1)	AL
Black Warrior Transmission Corp.(2)	AL
Blue Creek Coal Sales, Inc.	AL
Cardem Insurance Co., Ltd.	Bermuda
Clearwater Energy, Inc.	AL
Coast to Coast Advertising, Inc	FL
Crestline of NC, LLC	NC
Dixie Building Supplies, Inc.	FL
Dream Homes, LLC	TX
Dream Homes USA, Inc.	TX
Hamer Properties, Inc.	WV
J.W. Walter, Inc.	DE
J.W.I. Holdings Corporation	DE
Jefferson Warrior Railroad Company, Inc.	AL
Jim Walter Homes of Arkansas, Inc.	AR
Jim Walter Homes, LLC	FL
Jim Walter Resources, Inc.	AL
JWH Holding Company, LLC	DE
Kodiak Mining Company, LLC	DE
Land Holdings Corporation	DE
Neatherlin Homes, LLC	TX
Sloss-Sheffield Steel & Iron Company	AL
SP Machine Inc.	DE
Taft Coal Sales & Associates, Inc.	AL
Tuscaloosa Resources, Inc.	AL
V Manufacturing Company	DE
Walter Coke, Inc.	DE
Walter Home Improvement, Inc.	FL
Walter Land Company	DE
Walter Minerals, Inc.	DE

(1)
Black Warrior Methane Corp. is a joint venture between Jim Walter Resources, Inc. and El Paso Production Company. Each company owns 50% of the stock of Black Warrior Methane Corp.

(2)
Black Warrior Transmission Corp. is a joint venture between Jim Walter Resources, Inc. and El Paso Production Company. Each company owns 50% of the stock of Black Warrior Transmission Corp.

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  EXHIBIT 21
WALTER ENERGY, INC. Subsidiaries List